Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
FIRST QUARTER 2010 FINANCIAL RESULTS

Declares Quarterly Dividend of $0.125 per Share

New York, New York, April 28, 2010 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three months ended March 31, 2010.

Financial Review:  2010 First Quarter

The Company recorded a net loss of $9.1 million or $0.16 basic and $0.16 diluted loss per share for the three months ended March 31, 2010 compared to net income of $18.9 million or $0.35 basic and $0.34 diluted earnings per share for the three months ended March 31, 2009.  The decrease in net income was primarily due to a 21% decrease in our fleet TCE compared to the prior year period, as well as increased direct vessel operating expenses relating to the $1.1 million write-offs of certain insurance claims not deemed to be collectible for the three months ended March 31, 2010.

John Tavlarios, President of General Maritime Corporation, commented, “During a challenging time for the tanker industry, General Maritime continued to achieve a level of stability in its results based on the Company’s sizeable time charter coverage. In order to continue to best serve shareholders, we also took decisive steps to further increase our contracted revenue streams during the first quarter. As we progress through 2010, we will concentrate on meeting three important objectives. First, in an effort to maximize cash flows, we will seek to maintain an appropriate balance of time charter coverage and spot exposure through the implementation of our flexible fleet deployment strategy. Second, we will continue to strive to achieve the highest operational standards for leading oil majors and shipping companies. Finally, we will continue to seek to generate strong results for shareholders by implementing our long-term growth strategy and opportunistically redeploying General Maritime’s cash flow.”

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 21% to $65.9 million for the three months ended March 31, 2010 compared to $82.9 million for the three months ended March 31, 2009. This was primarily due to an increase in voyage expenses from $9.4 million for the three months ending March 31, 2009, to $31.7 million for the three months ending March 31, 2010.  This increase in voyage expenses was due to higher bunker costs as well as an increase in percentage of spot market operating days for the first quarter 2010, compared to the prior year period.  EBITDA for the three months ended March 31, 2010 was $32.1 million compared to $48.7 million for the three months ended March 31, 2009 (please see below for a reconciliation of EBITDA to net income). Net cash provided by operating activities was $20.0 million for the three months ended March 31, 2010 compared to $25.7 million for the prior year period. As of March 31, 2010, the Company’s net debt (calculated as total long term debt less cash) was $952.8 million.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased by 21% to $24,321 per day for the three months ended March 31, 2010 compared to $30,724 for the prior year period. The Company’s average daily rates for vessels on spot charters decreased by 2% to $25,911 for the three months ended March 31, 2010 compared to $26,445 for the prior year period.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, decreased by 2% to $34.0 million for the three months ended March 31, 2010 from $34.7 million for the three months ended March 31, 2009. Total vessel operating expenses is a measurement of the Company’s total expenses associated with operating its vessels.  Daily direct vessel operating expenses increased to $8,696 for the quarter ended March 31, 2010 compared to $8,238 for the prior year period primarily due to  the write-offs of certain insurance claims not deemed to be collectible, which amounted to $1.1 million and related primarily to the Company’s Aframax vessels. Daily direct vessel operating expenses associated with the Company’s Aframax vessels increased 7.8% to $9,531 for the three months ended March 31, 2010 compared to $8,841 for the prior year period, due primarily to the write-offs mentioned above. Daily direct vessel operating expenses associated with the Company’s Panamax and Handymax vessels increased for the three months ended March 31, 2010 compared to the prior year period primarily due to technical management contractual fee increases, as well as certain vessels ending their fixed rate technical management contracts with Northern Marine, which were assumed by the Company as part of the Arlington acquisition, and incurring higher costs thereafter.  Daily direct vessel operating expenses on the VLCC and Suezmax vessels were flat from the prior year quarter.

General and administrative costs decreased by 17% to $9.7 million for the quarter ended March 31, 2010 compared to $11.7 million for the prior year period. This decrease was primarily due to a decrease in corporate expenses associated with a reduction in personnel and the termination of the Company’s aircraft lease. Offsetting this decrease were $0.9 million in fees incurred during the first quarter of 2009 in connection with legal proceedings involving the Genmar Defiance.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three months ended March 31, 2010 and 2009 as well as selected consolidated balance sheet data as of December 31, 2009.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three months ended March 31, 2010 and 2009.

	Three months ended
	March-10	March-09

INCOME STATEMENT DATA
(Dollars in thousands, except share data)
Voyage revenues	$97,556	$92,349
Voyage expenses	(31,670)	(9,424)
Net voyage revenues	65,886	82,925
Direct vessel expenses	24,261	22,984
General and administrative expenses	9,727	11,741
Depreciation and amortization	22,307	21,850
Gain on sale of vessel	(13)	-
Operating income	9,604	26,350
Net interest expense	18,855	7,910
Other (Income)/Expense	(172)	(456)
Net (Loss)/Income	$(9,079)	$18,896
Basic (Loss)/Earnings per share	$(0.16)	$0.35
Diluted (Loss)/Earnings per share	$(0.16)	$0.34

Weighted average shares outstanding, thousands	55,661	54,511
Diluted average shares outstanding, thousands	55,661	55,490

	March-10	December-09
BALANCE SHEET DATA, at end of period
(Dollars in thousands)
Cash	$65,947	$52,651
Current assets, including cash	120,230	108,528
Total assets	1,434,581	1,445,257
Current liabilities	60,289	56,194
Total long-term debt	1,018,750	1,018,609
Shareholders' equity	349,980	364,909

	Three months ended
	March-10	March-09
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$32,083	$48,656
Net cash provided by operating activities	19,971	25,744
Net cash provided (used) by investing activities	1,514	(2,125)
Net cash provided (used) by financing activities	(7,409)	(78,932)
Capital expenditures
Drydocking or capitalized survey or improvement costs	(1,203)	(1,791)
Weighted average long-term debt	1,018,659	957,167

FLEET DATA
Total number of vessels at end of period	31	31
Average number of vessels (2)	31.0	31.0
Total voyage days for fleet (3)	2,709	2,699
Total time charter days for fleet	1,614	2,147
Total spot market days for fleet	1,095	552
Total calendar days for fleet (4)	2,790	2,790
Fleet utilization (5)	97.1%	96.7%

AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$24,321	$30,724
Direct vessel operating expenses per vessel (7)	8,696	8,238
EBITDA (8)	11,499	17,439

	Three months ended
	March-10	March-09
EBITDA Reconciliation
Net (Loss)/Income	$(9,079)	$18,896
+ Net interest expense	18,855	7,910
+ Depreciation and Amortization	22,307	21,850
EBITDA	32,083	48,656

(1) EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance.  EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant costs of financing.  EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by GAAP.  The definition of EBITDA used here may not be comparable to that used by other companies.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate  surveys.
(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis.  Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.
(7) Daily direct vessel operating expenses, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.
(8) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

General Maritime Corporation’s fleet is comprised of 31 wholly owned tankers, consisting of 2 VLCC, 11 Suezmax, 12 Aframax 2 Panamax and 4 Products tankers, with a total carrying capacity of approximately 4 million deadweight tons, or dwt. The average age of the Company’s fleet as of March 31, 2010 by dwt was 9.9 years compared to 8.9 years as of March 31, 2009.

As of March 31, 2010, the Company had 2 VLCC, 5 Suezmax, 3 Aframax, 2 Panamax and 4 Handymax tankers under time charter contracts. These vessels represented 52% of the 31 vessels in the Company’s fleet.

The table below outlines the employment of the Company’s fleet with respect to vessels employed under time charter contracts having terms of more than six months.

Vessel	Vessel Type	Expiration Date	Daily Rate (1)

Genmar Ajax	Aframax	October 23, 2010	$17,500
Genmar Defiance	Aframax	September 30, 2010	$17,500
Genmar George T.	Suezmax	August 28, 2010	$39,000
Genmar Harriet G.	Suezmax	June 1, 2010	$38,000
Genmar Kara G.	Suezmax	June 1, 2010	$38,000
Genmar Orion	Suezmax	June 1, 2010	$38,000
Genmar St. Nikolas	Suezmax	February 7, 2011	$39,000
Genmar Strength	Aframax	August 29, 2010	$18,500
Genmar Companion	Panamax	December 28, 2010(2)	$17,000
Stena Compatriot	Panamax	November 10, 2010(2)	$18,989	(7)
Stena Concept	Handymax	July 4, 2011(2)	$17,942	(3), (7)
Genmar Concord	Handymax	August 2, 2010	$12,500	(7)
Stena Consul	Handymax	November 10, 2010(2)	$17,303	(7)
Stena Contest	Handymax	July 4, 2011(2)	$17,942	(3), (7)
Genmar Victory	VLCC	January 12, 2012(4)	$40,500	(7)
Genmar Vision	VLCC	February 17, 2011(5)	TD3 Related	(6), (7)

(1) Before brokers' commissions, except where noted

(2) Charter end date excludes periods that are at the option of the charterer

(3) Rate adjusts as follows: $18,264 per day from January 5, 2010 through January 4, 2011 and $18,603 per day from  January 5, 2011 through July 4, 2011

(4) Optional 3rd year at $40,000 per day with 50/50 profit sharing

(5) Estimated timing

(6) TD3 is a tanker FFA rate for the Arabian Gulf to Asia route for VLCCs

(7) After brokers' commissions

Q1 2010 Dividend Announcement

On April 27, 2010 the Company’s Board of Directors declared a Q1 2010 quarterly dividend of $0.125 per share payable on or about May 28, 2010 to shareholders of record as of May 14, 2010. Under the Company’s dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.125 per share.  The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

Jeff Pribor, Chief Financial Officer of General Maritime Corporation, commented, “Our intense focus on preserving the Company’s long-term financial strength and flexibility positions General Maritime to take advantage of growth opportunities. During a time when the Company continues to distribute dividends to shareholders, we intend to actively pursue additional acquisition opportunities. In accomplishing this critical long-term goal, we intend to further our successful track record of consolidating the industry and will not waiver from our demonstrated approach of  pursuing acquisition opportunities that continue to meet strict return requirements.”

About General Maritime Corporation

General Maritime Corporation is a leading provider of international seaborne crude oil transportation services. General Maritime also provides transportation services for refined petroleum products. General Maritime’s vessels operate principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 31 tankers - two Very Large Crude Carriers, twelve Aframax, eleven Suezmax tankers, two Panamax and four Handymax product tankers - with a total carrying capacity of approximately 4.0 million dwt.

All per share amounts presented throughout this press release, unless otherwise noted, have been adjusted to reflect the exchange of 1.34 shares of the Company’s common stock for each share of common stock held by shareholders of General Maritime Subsidiary Corporation (formerly known as General Maritime Corporation) in connection with the Arlington acquisition.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, April 29, 2010 at 10:00 a.m. Eastern Daylight Savings Time to discuss its 2010 first quarter financial results. To access the conference call, dial (913) 312-0824 and enter the passcode 4692198. A replay of the conference call can also be accessed until May 13, 2010 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 4692198. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: loss or reduction in business from the Company’s significant customers; the failure of the Company’s significant customers to perform their obligations owed to us; changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; adverse changes in foreign currency exchange rates affecting the Company’s expenses; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2009 and its subsequent reports on Form 8-K.  The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law, restrictions under the Company’s existing Credit Facility and indenture governing the Company’s Senior Notes and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.

	THREE MONTHS ENDED

	V-Max VLCC			Suezmax Fleet			Aframax Fleet
		March-10	March-09		March-10	March-09		March-10	March-09
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period

Net Voyage Revenues	-27.9%	6,279	8,709	-4.3%	33,607	35,129	-37.3%	18,249	29,114
$ 1,000's		10%	11%		51%	42%		28%	35%

Average Daily TCE	-27.1%	35,278	48,383	0.2%	35,867	35,809	-40.8%	17,184	29,027

Net Time Charter Revenues	-76.1%	2,081	8,709	-50.5%	16,758	33,847	-32.3%	10,701	15,798
$ 1,000's		6%	13%		45%	50%		29%	23%

Net Spot Charter Revenues		4,199	-	1214.3%	16,849	1,282	-43.3%	7,548	13,316
$ 1,000's		15%	0%		59%	9%		27%	91%

Calendar Days	0.0%	180	180	0.0%	990	990	0.0%	1,080	1,080
		6%	6%		35%	35%		39%	39%

Vessel Operating Days	-1.1%	178	180	-4.5%	937	981	5.9%	1,062	1,003
		7%	7%		35%	36%		39%	37%

Capacity Utilization	-1.1%	98.9%	100.0%	-4.5%	94.6%	99.1%	5.9%	98.3%	92.9%

# Days Vessels on Time Charter	-67.2%	59	180	-50.9%	448	913	13.1%	587	519
		4%	8%		28%	43%		36%	24%

# Days Vessels on Spot Charter		119	-	619.1%	489	68	-1.9%	475	484
		11%	0%		45%	12%		43%	88%

Average Daily Time Charter Rate	-27.1%	35,269	48,383	0.9%	37,406	37,073	-40.1%	18,230	30,439

Average Daily Spot Charter Rate		35,283	-	82.8%	34,456	18,848	-42.2%	15,892	27,513

Daily Direct Vessel Expenses	1.0%	9,122	9,036	0.5%	8,406	8,363	7.8%	9,531	8,841
(per Vessel)

Average Age of Fleet at End of Period (Years)		8.8	7.8		8.3	7.4		13.5	12.5

# Vessels at End of Period	0.0%	2.0	2.0	0.0%	11.0	11.0	0.0%	12.0	12.0
		6%	6%		35%	35%		39%	39%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	11.0	11.0	0.0%	12.0	12.0
		6%	6%		35%	35%		39%	39%

DWT at End of Period	0.0%	628	628	0.0%	1,691	1,691	0.0%	1,208	1,208
1,000's		16%	16%		44%	44%		31%	31%

	THREE MONTHS ENDED

	Panamax			Product Carrier			Total Fleet
		March-10	March-09		March-10	March-09		March-10	March-09
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-32.2%	2,717	4,005	-15.7%	5,033	5,968	-20.5%	65,886	82,925
$ 1,000's		4%	5%		8%	7%

Average Daily TCE	-33.3%	15,264	22,884	-14.2%	14,218	16,577	-20.8%	24,321	30,724

Net Time Charter Revenues	-26.6%	2,940	4,005	-15.7%	5,033	5,968	-45.1%	37,513	68,327
$ 1,000's		8%	6%		13%	9%

Net Spot Charter Revenues		(223)	-		-	-	94.4%	28,373	14,598
$ 1,000's		-1%	0%		0%	0%

Calendar Days	0.0%	180	180	0.0%	360	360	0.0%	2,790	2,790
		6%	6%		13%	13%

Vessel Operating Days	1.7%	178	175	-1.7%	354	360	0.4%	2,709	2,699
		7%	6%		13%	13%

Capacity Utilization	1.7%	98.9%	97.2%		98.3%	0.0%	0.4%	97.1%	96.7%

# Days Vessels on Time Charter	-5.1%	166	175	-1.7%	354	360	-24.8%	1,614	2,147
		10%	8%		22%	17%

# Days Vessels on Spot Charter		12	-		-	-	98.4%	1,095	552
		1%	0%		0%	0%

Average Daily Time Charter Rate	-22.6%	17,710	22,884	-14.2%	14,218	16,578	-27.0%	23,242	31,824

Average Daily Spot Charter Rate		(18,579)	-		-	-	-2.0%	25,911	26,445

Daily Direct Vessel Expenses	18.4%	7,906	6,675	10.9%	7,170	6,468	5.6%	8,696	8,238
(per Vessel)

Average Age of Fleet at End of Period(Years)		6.1	5.0		5.5	4.5		9.9	8.9

# Vessels at End of Period	0.0%	2.0	2.0	0.0%	4.0	4.0	0.0%	31	31.0
		6%	6%		13%	13%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	4.0	4.0	0.0%	31.0	31.0
		6%	6%		13%	13%

DWT at End of Period	0.0%	145	145	0.0%	190	190	0.0%	3,862	3,862
1,000's		4%	4%		5%	5%